Exhibit 10.1

NEXTERA ENERGY PARTNERS, LP,

NEXTERA ENERGY OPERATING PARTNERS GP, LLC and

NEXTERA ENERGY OPERATING PARTNERS, LP,

and

NEXTERA ENERGY MANAGEMENT PARTNERS, LP

as Manager

MANAGEMENT SERVICES AGREEMENT

TABLE OF CONTENTS

Article 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Headings and Table of Contents	7
1.3	Interpretation	8
1.4	Actions by the Manager or the Service Recipients	8
Article 2 APPOINTMENT OF THE MANAGER		9
2.1	Appointment and Acceptance	9
2.2	Service Recipients	9
2.3	Subcontracting and Other Arrangements	9
Article 3 SERVICES AND POWERS OF THE MANAGER		9
3.1	Services	9
3.2	Supervision of Manager’s Activities	11
3.3	Restrictions on the Manager	11
Article 4 RELATIONSHIP BETWEEN THE MANAGER AND THE SERVICE RECIPIENTS		12
4.1	Other Activities	12
4.2	Exclusivity	12
4.3	Independent Contractor, No Partnership or Joint Venture, Absence of Fiduciary Relationship	12
Article 5 MANAGEMENT AND EMPLOYEES		13
5.1	Management and Employees	13
Article 6 INFORMATION AND RECORDS		13
6.1	Books and Records	13
6.2	Examination of Records by the Service Recipients	13
6.3	Access to Information by Manager Group	14
6.4	Additional Information	14
Article 7 FEES AND EXPENSES		14
7.1	Management Fee	14
7.2	Payment of Management Fee	15
7.3	IDR Fee	15
7.4	Computation and Payment of IDR Fee Amounts	15
7.5	Expenses	16
7.6	Governmental Charges	17
7.7	Computation and Payment of Expenses and Governmental Charges	17
Article 8 REPRESENTATIONS AND WARRANTIES OF THE MANAGER AND THE NEP PARTIES		18
8.1	Representations and Warranties of the Manager	18
8.2	Representations and Warranties of the NEP Parties	19
Article 9 LIABILITY AND INDEMNIFICATION		20
9.1	Indemnity	20
9.2	Limitation of Liability	21
Article 10 TERM AND TERMINATION		21
10.1	Term	21
10.2	Termination by NEE Operating LP	22

10.3	Termination by the Manager	23
10.4	Survival upon Termination	23
10.5	Action upon Termination	23
Article 11 GENERAL PROVISIONS		24
11.1	Amendment	24
11.2	Waiver	24
11.3	Assignment	24
11.4	Failure to Pay When Due	25
11.5	Invalidity of Provisions	25
11.6	Entire Agreement	25
11.7	Mutual Waiver of Jury Trial	26
11.8	Consent to Jurisdiction and Service of Process	26
11.9	Governing Law	26
11.10	Enurement	26
11.11	Notices	27
11.12	Further Assurances	28
11.13	Counterparts	28

ii

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of             , 2014, by and among NextEra Energy Partners, LP, a Delaware limited partnership (“NEE Partners”), NextEra Energy Operating Partners GP, LLC, a Delaware limited liability company (“NEE Operating GP”), NextEra Energy Operating Partners, LP, a Delaware limited partnership (“NEE Operating LP,” and together with NEE Partners and NEE Operating GP, the “NEP Parties”), and NextEra Energy Management Partners, LP, a Delaware limited partnership (the “Manager”). This Agreement shall become effective immediately prior to the consummation of the initial public offering of NEE Partners’ common units on the date first above written.

RECITALS:

A. NEE Partners directly wholly owns NEE Operating GP and directly owns interests in NEE Operating LP.

B. The NEP Parties wish to engage the Manager to provide or arrange for other Service Providers (as defined below) to provide the services set forth in this Agreement to the Service Recipients (as defined below), subject to the terms and conditions of this Agreement, and the Manager wishes to accept such engagement.

C. In consideration of the services being provided by the Manager hereunder, the Manager will be entitled to receive certain costs, fees and expenses hereunder and certain payments from NEE Operating LP based on its distributions to its Unitholders.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Partnership Agreement (as defined below). In this Agreement, the following terms will have the following meanings:

1.1.1 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2 “Acquired Assets” means any energy asset acquired after the date hereof by any member of the NEP Group, including, but not limited, to any assets acquired pursuant to the ROFO Agreement;

1.1.3 “Additional Fee Amount” means the amount by which one percent (1%) of EBITDA as calculated by the Manager (which calculation shall be conclusive absent manifest error) for the most recently ended fiscal year or, with respect to the fiscal year that includes the Closing Date, the portion of such fiscal year after the Closing Date, exceeds four million U.S. dollars ($4,000,000), which amount shall be adjusted for inflation annually beginning on January 1, 2016 at the Inflation Factor;

1.1.4 “Adjusted Available Cash” means, in respect of any Quarter, any remaining Available Cash that would be deemed to be Operating Surplus under Section of the Partnership Agreement before giving effect to the payment of the IDR Fee, after subtracting (a) any Aggregate Shortfall and (b) the aggregate amount that would be required to be distributed to Unitholders to equal the product of the total Units Outstanding on the Record Date for such Quarter multiplied by the First Target Quarterly Distribution;

1.1.5 “Aggregate Shortfall” means the sum of the Shortfalls in all preceding Quarters, inclusive of any reductions in any subsequent Quarter; provided, however, that upon the expiration of the Purchase Price Adjustment Period, the Aggregate Shortfall will be equal to zero. For each additional Unit received by NEE Partners during the Purchase Price Adjustment Period, the Aggregate Shortfall will be increased by an amount equal to the portion of the Aggregate Shortfall attributable to each outstanding Unit held by NEE Partners immediately prior to such issuance. The Aggregate Shortfall will be reduced, in whole or in part and without duplication, in any subsequent Quarter in the amount by which the Available Cash from Operating Surplus distributed by NEE Operating LP to its Unitholders in such Quarter is greater than the Shortfall Threshold;

1.1.6 “Agreement” has the meaning assigned thereto in the Preamble;

1.1.7 “Business” means the business carried on from time to time by the NEP Group;

1.1.8 “Business Day” means every day except a Saturday or Sunday, or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close;

1.1.9 “Claims” has the meaning assigned thereto in Section 9.1.1 hereof;

1.1.10 “Closing Date” means the first date on which common units of NEE Partners are sold by NEE Partners pursuant to the provisions of the Underwriting Agreement between NEE Partners and the underwriters of its initial public offering, dated as of            , 2014;

1.1.11 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the managing member of B) or by virtue of beneficial ownership of or control over a majority of the voting or economic interests in B. For the purpose of certainty and without limitation, if A owns or has control over shares to which are attached more than fifty percent (50%) of the votes permitted to be cast in the election of directors to the Governing Body of B or, if A is the general partner of B (a limited partnership), then in each case A Controls B for this purpose, and the term “Controlled” has the corresponding meaning;

1.1.12 “CSCS Agreement” means that certain Cash Sweep and Credit Support Agreement, dated as of the date hereof, between NEE Operating LP and NEER;

1.1.13 “EBITDA” means net income plus interest expense plus income taxes plus depreciation plus amortization, in each case of NEE Operating LP and the Service Recipients, on a consolidated basis and with each such component determined in accordance with GAAP;

1.1.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended;

1.1.15 “Expenses” has the meaning assigned thereto in Section 7.5.2 hereof;

1.1.16 “Expense Statement” has the meaning assigned thereto in Section 7.7 hereof;

1.1.17 “Financing Party” means any and all Persons, or the agents or trustees representing them, providing senior or subordinated debt financing or refinancing (including letters of credit, bank guaranties or other credit support);

1.1.18 “First Incentive Tier Amount” for any Quarter means the quotient of (a) the product of (x) the total Units Outstanding on the Record Date for such Quarter multiplied by (y) the excess of (i) the Second Target Quarterly Distribution for such Quarter over (ii) the First Target Quarterly Distribution for such Quarter, divided by (b) 85%;

1.1.19 “First Target Quarterly Distribution” means $            per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2014, it means the product of $            multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Section 7.4.2 hereof;

1.1.20 “GAAP” means generally accepted accounting principles in the United States used in preparing financial statements from time to time;

1.1.21 “Governing Body” means (a) with respect to a corporation, the board of directors of such corporation, (b) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (c) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s general partner itself) and (d) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of clauses (a) through (d) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director;

1.1.22 “Governing Instruments” means (a) the certificate of incorporation and bylaws in the case of a corporation, (b) the certificate of formation and operating agreement in the case of a limited liability company, (c) the certificate of limited partnership and partnership agreement in the case of a partnership, and (d) any other similar governing document under which an entity was organized, formed or created and/or operates;

1.1.23 “Governmental Authority” means any (a) international, national, multinational, federal, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, including ISO/RTOs, (b) self-regulatory organization or stock exchange, (c) subdivision, agent, commission, board, or authority of any of the foregoing, or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.24 “Governmental Charges” has the meaning assigned thereto in Section 7.6 hereof;

1.1.25 “IDR Fee” means any amounts payable by NEE Operating LP to the Manager under Section 7.3 or Section 7.4;

1.1.26 “Inflation Factor” means, at any time, the fraction obtained where the numerator is the Consumer Price Index for the United States of America (all items) for the then current year and the denominator is the Consumer Price Index for the United States of America (all items) for the year immediately preceding the then current year, with appropriate mathematical adjustment made to ensure that both the numerator and the denominator have been prepared on the same basis;

1.1.27 “Interest Rate” means, for any day, the annual rate of interest equal to three and one-quarter percent (3.25%) plus the prime rate for that day or, if such day is not a Business Day, for the next preceding Business Day, as published in the Wall Street Journal or, if the Wall Street Journal ceases to be published, in another national U.S. financial publication selected by the Manager that surveys large U.S. banks and publishes a consensus prime rate;

1.1.28 “ISO/RTO” means an independent electricity system operator, a regional transmission organization, national system operator or any other similar organization overseeing the transmission of energy in any jurisdiction in which the NEP Group owns assets or operates;

1.1.29 “Laws” means any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (b) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (c) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

1.1.30 “Liabilities” has the meaning assigned thereto in Section 9.1.1 hereof;

1.1.31 “Management Fee” means an annual amount equal to, for any fiscal year, the greater of (a) four million U.S. dollars ($4,000,000), which amount shall be adjusted for inflation annually beginning on January 1, 2016 at the Inflation Factor, and (b) one percent (1%) of EBITDA for such fiscal year. The Management Fee may be increased or decreased from time to time by an agreed upon amount resulting from the amendment of the scope of the Services pursuant to Section 11.1 hereof;

1.1.32 “Manager” has the meaning assigned thereto in the Preamble;

1.1.33 “Manager Group” means the Manager and its Affiliates (other than any member of the NEP Group) and any other Service Providers;

1.1.34 “Manager Indemnified Party” has the meaning assigned thereto in Section 9.1.1 hereof;

1.1.35 “NEE Operating GP” has the meaning assigned thereto in the Preamble;

1.1.36 “NEE Operating LP” has the meaning assigned thereto in the Preamble;

1.1.37 “NEE Partners” has the meaning assigned thereto in the Preamble;

1.1.38 “NEE Partners GP” means NextEra Energy Partners GP, Inc., a Delaware corporation;

1.1.39 “NEER” means NextEra Energy Resources, LLC, a Delaware limited liability company;

1.1.40 “NEP Group” means the NEP Parties and their direct and indirect Subsidiaries;

1.1.41 “NEP Parties” has the meaning assigned thereto in the Preamble;

1.1.42 “Operating and Administrative Agreements” means the operations and maintenance agreements, administrative services agreements, and other operations, maintenance and administrative agreements in effect as of the date hereof or entered from time to time after the date hereof (including as amended, restated, modified, supplemented or replaced from time to time) between certain members of the NEP Group, on the one hand, and the Manager or its Affiliates, on the other hand, for the operating, maintenance and administrative needs of such members of the NEP Group and, with respect to any Acquired Assets, any operations and maintenance agreements, administrative services agreements, and other operations, maintenance and administrative agreements between any of the members of the NEP Group with respect to the Acquired Assets, on the one hand, and the Manager or its Affiliates for the Acquired Assets’ operating, maintenance and administrative needs, on the other hand. For the purpose of greater certainty, none of the Operating and Administrative Agreements are, or shall be, amended, terminated or otherwise altered by this Agreement or by the CSCS Agreement;

1.1.43 “Operational and Other Services” means any services provided by any member of the Manager Group to any member of the NEP Group under any Operating and Administrative Agreement or any other contract (other than this Agreement and the Cash Sweep and Credit Support Agreement, dated as of the date hereof, between NEE Operating LP and NEER);

1.1.44 “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of NEE Operating LP, as amended, restated, modified or supplemented from time to time;

1.1.45 “Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Authority;

1.1.46 “Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or Governmental Authority, authority or entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.47 “Quarter” means, unless the context requires otherwise, a fiscal quarter of NEE Operating LP, or, with respect to the fiscal quarter of NEE Operating LP which includes the Closing Date, the portion of such fiscal quarter after the Closing Date;

1.1.48 “Quarterly Fee Amount” means one million dollars ($1,000,000), which amount shall be adjusted for inflation annually beginning on January 1, 2016 at the Inflation Factor;

1.1.49 “ROFO Agreement” means the Right of First Offer Agreement, dated as of the date hereof, among NEE Partners, NEE Operating LP and NEER that provides NEE Operating LP with a right of first offer to purchase certain assets of NEER or other members of the Manager Group offered for sale;

1.1.50 “Second Incentive Tier Amount” for any Quarter means the quotient of (a) the product of (x) the total Units Outstanding on the Record Date for such Quarter multiplied by (y) the excess of (i) the Third Target Quarterly Distribution for such Quarter over (ii) the Second Target Quarterly Distribution for such Quarter, divided by (b) 75%;

1.1.51 “Second Target Quarterly Distribution” means $            per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2014, it means the product of $             multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Section 7.4.2 hereof;

1.1.52 “Service Providers” means the Manager, other members of the Manager Group and any other entity or individual that the Manager has arranged to provide the Services to any Service Recipient;

1.1.53 “Service Recipients” means the NEP Parties and any of their Subsidiaries listed on Schedule I hereto (as such Schedule may be amended from time to time in accordance with Section 2.2);

1.1.54 “Services” has the meaning assigned thereto in Section 3.1 hereof;

1.1.55 “Shortfall” means the amount in any Quarter by which the Available Cash from Operating Surplus distributed by NEE Operating LP to its Unitholders is less than the Shortfall Threshold;

1.1.56 “Shortfall Threshold” means $            (or, with respect to the period commencing on the Closing Date and ending on September 30, 2014, it means $            ) and will be increased by an amount equal to the product of (a) the Minimum Quarterly Distribution (or, with respect to the period commencing on the Closing Date and ending on September 30, 2014, it means the product of $            multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92) multiplied by (b) the number of additional Units received by NEE Partners following the Closing Date;

1.1.57 “Subsidiary” means, with respect to any Person, (a) any other Person that is directly or indirectly Controlled by such Person, (b) any trust in which such Person directly or indirectly holds at least fifty percent (50%) of the beneficial interests or (c) any partnership in which such Person directly or indirectly holds at least fifty percent (50%) of the limited partnership interests;

1.1.58 “Third Party Claim” has the meaning assigned thereto in Section 9.1.2 hereof;

1.1.59 “Third Target Quarterly Distribution” means $            per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on September 30, 2014, it means the product of $            multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Section 7.4.2 hereof; and

1.1.60 “Transaction Fees” means fees paid or payable by the Service Recipients in the context of mergers and acquisitions transactions.

1.2	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3	Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day;

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency;

1.3.8 the words “herein,” “hereof,” “hereby” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety, not to any particular article or section hereof and not to any particular provision hereof, except where the context otherwise requires; and

1.3.9 all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated.

1.4	Actions by the Manager or the Service Recipients

Unless the context requires otherwise, where the consent of or a determination is required by the Manager or a Service Recipient hereunder, the parties shall be entitled to rely conclusively upon it having been given or taken, as applicable, if the Manager or such Service Recipient, as applicable, has communicated the same in writing.

ARTICLE 2

APPOINTMENT OF THE MANAGER

2.1	Appointment and Acceptance

2.1.1 Subject to and in accordance with the terms, conditions and limitations in this Agreement, the NEP Parties hereby appoint the Manager to provide or arrange for other Service Providers to provide the Services to the Service Recipients.

2.1.2 The Manager hereby accepts the appointment provided for in Section 2.1.1 and agrees to act in such capacity and to provide or arrange for other Service Providers to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2	Service Recipients

The Service Recipients on the date hereof are the NEP Parties and each other Person set forth on Schedule I. The parties acknowledge that any Subsidiary of NEE Partners, NEE Operating GP or NEE Operating LP that is not a Service Recipient on the date hereof may be added as a Service Recipient under this Agreement with the Manager’s prior written consent (not to be unreasonably withheld). Within five Business Days after the NEP Parties receive such consent, they shall deliver an amended Schedule I to the Manager that adds such Subsidiary as a Service Recipient.

2.3	Subcontracting and Other Arrangements

The Manager may subcontract to any other Service Provider, or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other Service Provider, and the NEP Parties hereby consent to any such subcontracting or arrangement, provided that the Manager shall remain responsible to the Service Recipients for any Services provided by such other Service Provider.

ARTICLE 3

SERVICES AND POWERS OF THE MANAGER

3.1	Services

The Manager will provide, or arrange for the provision by other Service Providers of, and will have the exclusive power and authority to provide or arrange for the provision by other Service Providers of, the following services (the “Services”) to the Service Recipients to the extent such Services are not otherwise provided to the Service Recipients under any Operating and Administrative Agreement:

3.1.1 causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, legal, administrative, human resources, liaison, representative, regulatory and reporting functions and obligations;

3.1.2 supervising the establishment and maintenance of books and records;

3.1.3 where requested to do so, identifying, evaluating and recommending to the NEP Group acquisitions or dispositions from time to time and assisting in negotiating the terms of such acquisitions or dispositions;

3.1.4 recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

3.1.5 recommending to the members of the NEP Group suitable candidates to serve on the Governing Bodies of the NEP Group;

3.1.6 making recommendations with respect to the exercise of any voting rights to which each of the Service Recipients is entitled;

3.1.7 making recommendations with respect to the payment of distributions by the Service Recipients, including distributions by NEE Partners and NEE Operating LP to holders of their respective common units;

3.1.8 making recommendations with respect to the hiring, and monitoring and providing oversight, of accounting, financial or legal advisors and technical, commercial, marketing and other independent experts;

3.1.9 managing litigation or commencing litigation after consulting with, and subject to the approval of, the Governing Bodies of the applicable Service Recipients;

3.1.10 attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the Governing Body of such Service Recipient;

3.1.11 causing or supervising the timely preparation and filing of all tax returns by each Service Recipient and all tax-related regulatory filings and reports;

3.1.12 causing or supervising the timely preparation and submission of the Service Recipients’ annual financial statements and quarterly interim financial statements (a) to be prepared in accordance with GAAP and audited at least to such extent and with such frequency as may be required by law or regulation or in order to comply with any debt covenants and (b) to be submitted to the Governing Body of each Service Recipient for its prior approval;

3.1.13 causing or supervising the Service Recipients’ compliance with all regulatory requirements applicable to the Service Recipients in respect of their and their Subsidiaries’ business activities, including preparing or causing to be prepared and filing or causing to be filed all regulatory filings and reports, including all reports and documents required under the Exchange Act and other applicable securities laws;

3.1.14 assisting the Service Recipients in connection with communications with investors and lenders to the Service Recipients, including presentations, conference calls and other related matters, and investor relations generally;

3.1.15 making recommendations in relation to and effecting the entry into appropriate insurance policies covering each Service Recipient’s assets, together with other applicable insurance against other risks, including directors and officers insurance, in each case as the relevant Governing Body deems appropriate;

3.1.16 arranging for individuals to carry out the functions of director, principal executive, accounting and financial officers for purposes of applicable securities laws and the regulations of any stock exchange on which the common units of NEE Partners are listed, and otherwise to act as senior officers of each Service Recipient as agreed from time to time, in each case subject to the approval of its Governing Body;

3.1.17 advising the Service Recipients regarding the maintenance of compliance with applicable Laws and other obligations; and

3.1.18 providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipients’ day-to-day operations.

3.2	Supervision of Manager’s Activities

The Manager shall, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body and shall not provide or arrange for the provision of such Services as such Governing Body may decline to accept from time to time.

3.3	Restrictions on the Manager

3.3.1 The Manager shall, and shall cause any other Service Provider to, refrain from taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the Governing Instruments of the applicable Service Recipients. If the Manager or any Service Provider is instructed by a Service Recipient’s Governing Body to take any action that is not in such compliance, to the extent such Person has knowledge of such non-compliance, such Person will promptly notify such Governing Body of its judgment that such action would not comply with or would violate any such Laws or otherwise would not be permitted by such Governing Instrument.

3.3.2 In performing its duties under this Agreement, each member of the Manager Group (a) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an opinion of counsel) of such Persons as to matters that any member of the Manager Group reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion, and (b) shall be permitted to rely in good faith upon the direction of a Service Recipient’s Governing Body to evidence any approvals or authorizations that are required under this Agreement.

ARTICLE 4

RELATIONSHIP BETWEEN THE MANAGER AND THE SERVICE RECIPIENTS

4.1	Other Activities

No member of the Manager Group (and no Affiliate, director, officer, member, partner, shareholder or employee of any member of the Manager Group) shall be prohibited from engaging in other business activities or sponsoring, or providing services to, third parties that compete directly or indirectly with the Service Recipients.

4.2	Exclusivity

Except as expressly provided for herein or in the Operating and Administrative Agreements, none of the NEP Parties shall, and the NEP Parties shall cause the other Service Recipients not to, during the term of this Agreement, engage any other Person to provide any services comparable to the Services without the prior written consent of the Manager, which may be withheld in the absolute discretion of the Manager.

4.3	Independent Contractor, No Partnership or Joint Venture, Absence of Fiduciary Relationship

The parties acknowledge that the Manager is providing or arranging for the provision of the Services hereunder as an independent contractor and that the Service Recipients and the Manager are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement, provided that nothing herein will be construed so as to prohibit the Service Recipients and the Manager from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever. The parties acknowledge that no fiduciary or advisory relationship between the Manager, on the one hand, and the Service Recipients, on the other, has been created by this Agreement. Each of the NEP Parties waives, on its own behalf and on behalf of the other Service Recipients, to the fullest extent permitted by law, any claims they may have against the Manager for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Manager shall have no liability (whether direct or indirect) to the Service Recipients in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Service Recipients, including the owners, employees or creditors of the Service Recipients.

ARTICLE 5

MANAGEMENT AND EMPLOYEES

5.1	Management and Employees

5.1.1 The Manager shall arrange, or shall arrange for another member of the Manager Group to arrange, for such qualified personnel and support staff to be available to carry out the Services. Such personnel and support staff shall devote such time to the provision of the Services to the Service Recipients as the relevant member of the Manager Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder. Such personnel and support staff need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients.

5.1.2 Each of the NEP Parties shall, and shall cause each of the other Service Recipients to, do all things reasonably necessary on its part as requested by any member of the Manager Group consistent with the terms of this Agreement to enable the members of the Manager Group to fulfill their obligations, covenants and responsibilities and to exercise their rights pursuant to this Agreement.

5.1.3 The Manager covenants and agrees to, and to cause any other member of the Manager Group to, exercise the power and discharge the duties conferred under this Agreement honestly and in good faith, and shall exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

ARTICLE 6

INFORMATION AND RECORDS

6.1	Books and Records

The Manager shall, or shall cause any other member of the Manager Group to, as applicable, maintain proper books, records and documents on behalf of each Service Recipient in conformity in all material respects with GAAP and all requirements of applicable Laws and in the ordinary course of business consistent with past practice.

6.2	Examination of Records by the Service Recipients

Upon reasonable prior notice by the Service Recipients to the relevant member of the Manager Group, the relevant member of the Manager Group will make available to the Service Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books, records and documents required to be maintained under Section 6.1 hereof. For the avoidance of doubt, none of the Manager Group shall have any obligation hereunder to provide data for costs, fees or expenses that are not paid or reimbursed pursuant to Section 7.5. Any examination of records will be conducted in a manner which will not unduly interfere with the conduct of the Service Recipients’ activities or of the Manager Group’s business in the ordinary course.

6.3	Access to Information by Manager Group

Each of the NEP Parties shall, and shall cause the other Service Recipients to:

6.3.1 grant, or cause to be granted, to the Manager Group full access to all documentation and information reasonably necessary in order for the Manager Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof, including to enable the Manager Group to provide the Services; and

6.3.2 provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Manager Group, and promptly notify the appropriate member of the Manager Group of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the NEP Group before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Manager Group pursuant to this Agreement, including maintenance of proper financial records.

6.4	Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any of the Service Providers or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the Service Providers or any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results, provided that, in making any use of such additional information, the relevant Service Provider will not, and will cause its Affiliates not to, do so in any manner that the relevant Service Provider or its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

ARTICLE 7

FEES AND EXPENSES

7.1	Management Fee

7.1.1 Management Fee. NEE Operating LP, on behalf of the Service Recipients, hereby agrees to pay, during the term of this Agreement, the Management Fee. The Management Fee shall be paid in accordance with Section 7.2.

7.1.2 No Reduction in Fees. The Management Fee will not be reduced by the amount of (a) any fees for Operational and Other Services that are paid or payable by any member of the NEP Group to any member of the Manager Group; (b) any Expenses; (c) any Transaction Fees; or (d) any costs, fees or expenses paid by or on behalf of NEE Operating LP under the CSCS Agreement.

7.2	Payment of Management Fee

NEE Operating LP shall remit the Quarterly Fee Amount to the Manager no later than the 15th day following the end of each Quarter. The Manager will compute the Additional Fee Amount for each fiscal year as soon as practicable following the end of the fiscal year with respect to which such payment is due, but in any event no later than January 31 of the immediately succeeding fiscal year. A copy of the computations made will thereafter, for informational purposes only, promptly be delivered to NEE Operating LP. As soon as practicable following delivery of the computation of an Additional Fee Amount, but in no event later than the 15th day following receipt of such computation, NEE Operating LP shall remit such Additional Fee Amount to the Manager.

7.3	IDR Fee

NEE Operating LP, on behalf of the Service Recipients, hereby agrees to pay to the Manager or its permitted transferees, until the dissolution of NEE Operating LP in accordance with the Partnership Agreement, the IDR Fee as computed under Section 7.4. Any IDR Fee will be paid quarterly concurrently with the payment of distributions by NEE Operating LP to Unitholders in accordance with the Partnership Agreement or promptly thereafter.

7.4	Computation and Payment of IDR Fee Amounts

7.4.1 For each Quarter in which NEE Operating LP has Adjusted Available Cash, the IDR Fee in respect of such Quarter shall be paid as follows:

7.4.1.1 First, NEE Operating LP will pay fifteen percent (15%) of any Adjusted Available Cash to the Manager and distribute eighty-five percent (85%) to its Unitholders until the aggregate amount so paid or distributed pursuant to this Section 7.4.1.1 with respect to such Quarter is equal to the First Incentive Tier Amount;

7.4.1.2 Second, NEE Operating LP will pay twenty-five percent (25%) of any remaining Adjusted Available Cash to the Manager and distribute seventy-five percent (75%) to its Unitholders until the aggregate amount so paid or distributed pursuant to this Section 7.4.1.2 with respect to such Quarter is equal to the Second Incentive Tier Amount; and

7.4.1.3 Third, NEE Operating LP will pay fifty percent (50%) of any remaining Adjusted Available Cash to the Manager and distribute fifty percent (50%) to its Unitholders.

7.4.2 If the Minimum Quarterly Distribution is adjusted in accordance with Section 6.6 of the Partnership Agreement, the First Target Quarterly Distribution, the Second Target Quarterly Distribution and the Third Target Quarterly Distribution will each be adjusted correspondingly in the same proportion as the amount by which the Minimum Quarterly Distribution is so adjusted relative to the Minimum Quarterly Distribution prior to such adjustment.

7.4.3 If the Minimum Quarterly Distribution has been reduced to zero pursuant to Section 6.6 of the Partnership Agreement and the First Target Quarterly Distribution, the Second Target Quarterly Distribution and the Third Target Quarterly Distribution have also been reduced to zero pursuant to Section 7.4.2, the IDR Fee will be payable solely in accordance with Section 7.4.1.3 in respect of Adjusted Available Cash that is deemed to be Operating Surplus under the Partnership Agreement.

7.4.4 Upon the dissolution of NEE Operating LP in accordance with Article 12 of the Partnership Agreement, to the extent that NEE Operating LP receives cash in excess of that required to discharge liabilities as provided in Section 12.4 of the Partnership Agreement, NEE Operating LP will not pay the IDR Fee to the Manager on any such excess.

7.5	Expenses

7.5.1 The Manager acknowledges and agrees that the Service Recipients will not be required to reimburse any member of the Manager Group for the salaries and other compensation of the management, personnel or support staff of the Manager Group who provide the Services to such Service Recipients or overhead for such persons, except as otherwise provided by Section 7.5.2.10.

7.5.2 NEE Operating LP, on behalf of the Service Recipients, shall reimburse the Manager for all out-of-pocket fees, costs and expenses, including those of any third party (other than those contemplated by Section 7.5.1 hereof except as otherwise provided by Section 7.5.2.10) (“Expenses”), incurred by the Manager or any member of the Manager Group in connection with the provision of the Services, provided that, if any Expenses arise from Services that are shared with the Manager or any member of the Manager Group, the Manager shall in good faith determine the portion of Expenses allocable to members of the Manager Group. Expenses are expected to include, among other things:

7.5.2.1 fees, costs and expenses as a result of NEE Partners’ being a publicly traded entity, including costs associated with annual, quarterly and current reports, independent auditor fees, governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return preparation and filing, legal, advisory and consulting fees, director compensation and directors and officers liability insurance premiums;

7.5.2.2 fees, costs and expenses relating to any debt or equity financing (including the arrangement thereof) for any member of the NEP Group;

7.5.2.3 out-of-pocket fees, costs and expenses incurred in connection with operation and maintenance services to the extent not otherwise provided in the Operating and Administrative Agreements;

7.5.2.4 taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of Services;

7.5.2.5 amounts paid by the relevant member of the Manager Group under indemnification, contribution or similar arrangements;

7.5.2.6 fees, costs and expenses relating to financial reporting, regulatory filings, investor relations and similar activities and the fees, costs and expenses of agents, advisors, consultants and other Persons who provide Services to or on behalf of a Service Recipient;

7.5.2.7 any other fees, costs and expenses incurred by any member of the Manager Group that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement;

7.5.2.8 fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any asset or business (including with respect to any Acquired Assets) that is made or that is proposed to be made by the Service Recipients, provided that, where the acquisition or proposed acquisition involves an investment that is made alongside one or more other Persons (including NextEra Energy, Inc. and its Affiliates (other than members of the NEP Group)), the Manager shall allocate such fees, expenses and costs in proportion to the notional amount of the investment made (or that would have been made in the case of an unconsummated acquisition) among members of the NEP Group and such other Persons;

7.5.2.9 premiums, deductibles and other costs, fees and expenses for insurance policies covering assets of the Service Recipients and other members of the NEP Group, together with other applicable insurance in respect of the members of the NEP Group against other risks; and

7.5.2.10 to the extent the Manager determines in good faith that additional operational staff is needed for the proper provision of the Services to the Service Recipients after the date hereof, the salaries and other compensation of such staff.

7.6	Governmental Charges

Without limiting Section 7.5 above, NEE Operating LP, on behalf of the Service Recipients, shall pay or reimburse the relevant member of the Manager Group for all sales taxes, use taxes, value added taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Governmental Charges”) that are levied or imposed by any Governmental Authority by reason of this Agreement or any other agreement contemplated by this Agreement, or the fees or other amounts payable hereunder or thereunder, except for any income taxes, corporate taxes, capital gains taxes or other similar taxes payable by any member of the Manager Group. Any failure by the Manager Group to collect monies on account of these Governmental Charges shall not constitute a waiver of the right to do so.

7.7	Computation and Payment of Expenses and Governmental Charges

Within thirty (30) days after the end of each calendar month, the Manager shall, or shall cause the other Service Providers to, prepare statements (each, an “Expense Statement”)

documenting the Expenses and Governmental Charges incurred or paid during such calendar month that are to be reimbursed pursuant to this Article 7 and shall deliver such statements to NEE Operating LP and the relevant Service Recipient; provided, that if the Manager fails to include Expenses and Governmental Charges for any calendar month in the Expense Statement for such month, then the Manager shall be entitled to include such Expenses and Governmental Charges in a subsequent Expense Statement. All Expenses and Governmental Charges reimbursable pursuant to this Article 7 shall be reimbursed by NEE Operating LP no later than the date that is thirty (30) days after receipt of an Expense Statement. The provisions of this Section 7.7 shall survive the termination of this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

OF THE MANAGER AND THE NEP PARTIES

8.1	Representations and Warranties of the Manager

The Manager hereby represents and warrants to the NEP Parties that:

8.1.1 it is validly organized and existing under the laws of the State of Delaware;

8.1.2 it or another Service Provider, as applicable, holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform the Service Recipients promptly upon knowledge of, any reason why such Permits might no longer be valid;

8.1.3 it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.4 it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.1.5 the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the Manager’s ability to perform its obligations under this Agreement;

8.1.6 no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

8.1.7 this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (b) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

8.2	Representations and Warranties of the NEP Parties

Each of the NEP Parties hereby represents and warrants to the Manager that:

8.2.1 it (and, if applicable, its managing member or general partner) is validly organized and existing under the Laws governing its formation and organization;

8.2.2 it, or the relevant Service Recipient, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might no longer be valid;

8.2.3 it (or, as applicable, its managing member or general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

8.2.4 it (or, as applicable, its managing member or general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.2.5 the execution and delivery of this Agreement by it (or, as applicable, its managing member or general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its managing member or general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default that would not have a material adverse effect on the business, assets, financial condition or results of operations of the Service Recipients as a whole;

8.2.6 no authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its managing member or general partner on its behalf) of this Agreement; and

8.2.7 this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (b) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 9

LIABILITY AND INDEMNIFICATION

9.1	Indemnity

9.1.1 The NEP Parties hereby jointly and severally agree, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless, and to cause each other Service Recipient to indemnify and hold harmless, each member of the Manager Group and any directors, officers, agents, members, partners, stockholders and employees and other representatives of each member of the Manager Group (each, a “Manager Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Authority or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Governmental Charges contemplated by Section 7.6 hereof, provided that no Manager Indemnified Party shall be so indemnified with respect to any Claim to the extent that such Claim is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Manager Indemnified Party, to have resulted from such Manager Indemnified Party’s bad faith, fraud, willful misconduct or recklessness or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.1.2 If any action, suit, investigation, proceeding or claim is made or brought by any third party with respect to which a Service Recipient is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Manager Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Manager Indemnified Party for the time spent in connection therewith) and out-of-pocket expenses incurred in connection therewith, shall be paid by or on behalf of the NEP Parties as incurred, but shall be subject to recoupment by the NEP Parties if ultimately they are not liable to pay indemnification hereunder.

9.1.3 The Manager shall, or shall cause the applicable Manager Indemnified Party to, promptly after the receipt of notice of the commencement of any Third Party Claim, notify the NEP Parties in writing of the commencement of such Third Party Claim (provided that any unintentional failure to provide any such notice will not prejudice the right of any such Manager Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Manager Indemnified Party will use its reasonable best efforts to provide copies of all relevant documentation to the NEP Parties, to keep the NEP Parties apprised of the progress thereof and to discuss with the NEP Parties all significant actions proposed.

9.1.4 The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 9.1 shall be in addition to and not in derogation of any other liability which the NEP Parties or other Service Recipients in any particular case may have or of any other right to indemnity or contribution which any Manager Indemnified Party may have by statute or otherwise at law.

9.1.5 The indemnity provided in this Section 9.1 shall survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

9.2	Limitation of Liability

9.2.1 Neither the Manager nor any other member of the Manager Group assumes any responsibility under this Agreement other than to render the Services in good faith, and no member of the Manager Group will be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of the relevant Service Provider.

9.2.2 No Manager Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Manager Indemnified Party pursuant to or in accordance with this Agreement, except to the extent that such Liabilities are finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from the Manager Indemnified Party’s bad faith, fraud, willful misconduct or recklessness or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

9.2.3 Notwithstanding anything to the contrary in this Agreement, the maximum amount of the aggregate liability of the Manager Indemnified Parties pursuant to this Agreement will be equal to the amounts of Management Fees previously paid in respect of Services pursuant to this Agreement in the most recent calendar year by the Service Recipients pursuant to Article 7.

9.2.4 For the avoidance of doubt, the provisions of this Section 9.2 shall survive the completion of the Services rendered under, or any termination or purported termination of, this Agreement.

ARTICLE 10

TERM AND TERMINATION

10.1	Term

This Agreement shall continue in full force and effect until the twentieth (20th) anniversary of the date hereof and shall be automatically renewed for each successive five-year period thereafter unless, no later than ninety (90) days prior to the date of any such renewal, NEE Operating LP or the Manager provides written notice to the other that it does not wish for this

Agreement to be renewed; provided, that NEE Operating LP shall not be permitted to provide any such notice that it does not wish for this Agreement to be renewed without the prior written consent of the Manager if, at the time this Agreement would terminate following the provision of such notice, any of the Operating and Administrative Agreements would remain in effect; provided further, that this Agreement may be earlier terminated in accordance with Section 10.2 or Section 10.3. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Section 7.3, Section 7.4 and Article 9 (in respect of the Manager) shall remain in full force and effect until the later of (a) the termination of this entire Agreement in accordance with Section 10.2 or Section 10.3 and (b) the dissolution of NEE Operating LP in accordance with Section 12.1 of the Partnership Agreement.

10.2	Termination by NEE Operating LP

10.2.1 NEE Operating LP on behalf of the Service Recipients may, subject to Section 10.2.2, terminate this Agreement effective upon ninety (90) days’ prior written notice of termination to the Manager without payment of any termination fee if:

10.2.1.1 the Manager defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Recipients and such default continues for a period of ninety (90) days after written notice thereof is given to the Manager specifying such default and requesting that the same be remedied in such ninety (90) day period;

10.2.1.2 the Manager engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

10.2.1.3 the Manager is reckless in the performance of its obligations under this Agreement, and such recklessness results in material harm to the Service Recipients; or

10.2.1.4 the Manager makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

10.2.2 This Agreement may only be terminated pursuant to Section 10.2.1 above by NEE Operating LP with the approval of the general partner of NEE Partners.

10.2.3 This Agreement may not be terminated by any of the NEP Parties due solely to the poor performance or underperformance of any of its Subsidiaries or the Business or any investment made by any member of the NEP Group on the recommendation of any member of the Manager Group or any change of control of the Manager.

10.3	Termination by the Manager

The Manager may terminate this Agreement without payment of any termination fee, effective one hundred eighty (180) days after written notice of termination has been given to the NEP Parties:

10.3.1 if any NEP Party defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to any member of the Manager Group and such default continues for a period of ninety (90) days after written notice thereof specifying such default and requesting that the same be remedied in such ninety (90) day period;

10.3.2 if, with respect to any Service Recipient and its Subsidiaries (but solely with respect to such Service Recipient and its Subsidiaries), such Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

10.3.3 if neither NextEra Energy, Inc. nor any of its Affiliates Controls each of the general partners that Controls NEE Partners or NEE Operating LP.

10.4	Survival upon Termination

If this Agreement is terminated pursuant to this Article 10, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.4, Article 9 and this Article 10.

10.5	Action upon Termination

10.5.1 From and after the effective date of the termination of this Agreement, the Manager shall not be entitled to receive the Management Fee for further Services under this Agreement, but will be paid all compensation accruing up to and including the date of termination.

10.5.2 Upon any termination of this Agreement, the Manager shall forthwith:

10.5.2.1 deliver to the Service Recipients’ Governing Bodies a full accounting covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients; and

10.5.2.2 deliver to the Service Recipients’ Governing Bodies all property and documents of the Service Recipients then in the custody of the Manager Group (subject to the Manager’s right to retain a copy of each document for document retention purposes).

ARTICLE 11

GENERAL PROVISIONS

11.1	Amendment

Except as expressly provided in this Agreement, no amendment of, supplement to or waiver of this Agreement will be binding unless the prior approval of a majority of the members of NEE Partners GP’s board of directors is obtained, and the amendment, supplement or waiver is executed in writing by each party to be bound thereby.

11.2	Waiver

No waiver of any provision of this Agreement will constitute a waiver of any other provision, and no waiver of any provision of this Agreement will constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

11.3	Assignment

11.3.1 This Agreement shall not be assigned by the Manager without the prior written consent of the general partner of NEE Partners (which shall not be unreasonably withheld), except (a) pursuant to Section 2.3 hereof, (b) in the case of assignment to a Person that is the Manager’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Manager is bound under this Agreement or (c) to an Affiliate of the Manager or a Person that, in the reasonable and good faith determination of the NEE Partners GP’s board of directors and the conflicts committee thereof, is an experienced and reputable manager, in which case the Affiliate or assignee shall be bound under this Agreement and by the terms of the assignment in the same manner as the Manager is bound under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of the Manager’s rights, title and interest under this Agreement, including any amounts payable to the Manager under this Agreement, to a bona fide Financing Party as security for debt financing to the Manager or any other member of the Manager Group, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by the Manager or any other member of the Manager Group under financing agreements entered into with the Financing Parties.

11.3.2 This Agreement shall not be assigned by any of the Service Recipients without the prior written consent of the Manager, except in the case of assignment by any such Service Recipient to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as such Service Recipient is bound under this

Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude (i) any pledge, hypothecation or other transfer or assignment of any NEP Party’s rights, title and interest under this Agreement, including any amounts payable to such NEP Party or any other member of the NEP Group under this Agreement, to a bona fide Financing Party as security for debt financing to such NEP Party or any other member of the NEP Group, or (ii) the assignment of such rights, title and interest under this Agreement upon exercise of remedies by a Financing Party following a default by such NEP Party or any other member of the NEP Group under financing agreements entered into with the Financing Parties.

11.3.3 Notwithstanding the provisions in Section 11.3.1 and Section 11.3.2, the Manager may assign its right to receive the IDR Fee hereunder, in whole or in part, to any person without the consent of any other party hereto.

11.3.4 Any purported assignment of this Agreement in violation of this Article 11 shall be null and void.

11.4	Failure to Pay When Due

Any amount payable by any NEP Party to any member of the Manager Group hereunder that is not remitted when so due will remain due (whether on demand or otherwise), and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

11.5	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision that is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision that it replaces.

11.6	Entire Agreement

This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute), and there are no agreements in connection with such subject matter, except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made prior to, contemporaneously with, or after entering into, this Agreement by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

For the avoidance of doubt, nothing in this Agreement should be construed or interpreted as an amendment, modification or termination of, or conflict with, any of the Operating and Administrative Agreements. Each such agreement, and all its terms, including payments to be made thereunder, shall survive the entry into this Agreement and shall terminate in accordance with its terms.

11.7 Mutual Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

11.8 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH BELOW SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.9	Governing Law

The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

11.10	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.11	Notices

Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient or, if not sent during such hours, then on the next Business Day, (c) one (1) Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (d) three (3) Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Persons and addresses specified below or to such other Person or address as the recipient party shall have specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Notices and other communications will be addressed as follows:

If to NEE Partners:

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, FL 33408

Attn:

Facsimile:

Email:

If to NEE Operating GP:

NextEra Energy Operating Partners GP, LLC

700 Universe Boulevard

Juno Beach, FL 33408

Attn:

Facsimile:

Email:

If to NEE Operating LP:

NextEra Energy Operating Partners, LP

700 Universe Boulevard

Juno Beach, FL 33408

Attn:

Facsimile:

Email:

If to the Manager:

NextEra Energy Management Partners, LP

700 Universe Boulevard

Juno Beach, FL 33408

Attn:

Facsimile:

Email:

11.12	Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11.13	Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEXTERA ENERGY PARTNERS, LP

By:
Name:
Title:

NEXTERA ENERGY OPERATING PARTNERS GP, LLC

By:
Name:
Title:

NEXTERA ENERGY OPERATING PARTNERS, LP

By:
Name:
Title:

NEXTERA ENERGY MANAGEMENT PARTNERS, LP

By:
Name:
Title:

Schedule I

Additional Service Recipients

Subsidiary	Jurisdiction of Organization

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